Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES

FOURTH QUARTER AND FISCAL 2011 RESULTS

FOOTHILL RANCH, CA, March 22, 2012 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal fourth quarter and full year ended January 28, 2012, and introduced guidance for the first quarter of fiscal 2012.

For the fourth quarter:

•	Net sales were $163.2 million compared to net sales of $165.5 million for the prior year fourth quarter.

•	Consolidated comparable store sales declined 5.5%. Comparable store sales for Wet Seal declined 4.6% and for Arden B declined 11.0%.

•	Operating income was $2.2 million, or 1.4% of net sales, compared to $7.6 million, or 4.6% of net sales, in the prior year fourth quarter.

•

The current year quarter included $2.5 million in non-cash asset impairment charges and the prior year quarter included $1.5 million in non-cash asset impairment charges. The prior year quarter also included $0.9 million in charges comprised of transition agreement fees for the Company’s former chief executive officer and professional fees for hiring the Company’s new chief executive officer. Excluding the impact of these charges, operating income would have been $4.7 million, or 2.9% of net sales, in the current year quarter, compared to $10.0 million, or 6.0% of net sales, in the prior year quarter.

•

Net income was $1.1 million, or $0.01 per diluted share, as compared to $5.3 million, or $0.05 per diluted share, in the prior year quarter. Excluding the after-tax effect of the asset impairment charges, net income in the current year quarter would have been $2.6 million, or $0.03 per diluted share. For the fourth quarter of fiscal 2010, excluding the after-tax effect of the $0.9 million charge related to CEO transition costs and the after-tax effect of the $1.5 million asset impairment charge, net income would have been $6.7 million, or $0.07 per diluted share. The fourth quarter of fiscal 2010 also included an effective income tax rate of 32%, which was less than the originally planned effective income tax rate of 40%, resulting in a $0.01 benefit to diluted EPS.

•	As of quarter-end, the Company’s inventory per square foot declined 10% versus the prior year quarter, with Wet Seal down 8% and Arden B down 21%.

•

The Company generated cash flows from operations of $31.5 million during the fourth quarter, and ended the fiscal year with $157.2 million of cash and cash equivalents, and no debt. Due to the relatively early timing of its year-end date, the Company had not yet paid its February rents and other landlord costs at that time. Typically, including at the end of fiscal 2010, the Company had made such payments as of the fiscal year-end date. Had the Company made these payments as of the end of fiscal 2011, its cash balance would have been approximately $147.7 million.

Susan McGalla, the Company’s chief executive officer, commented, “While sales were challenged during the fourth quarter, we drove merchandise margin improvement through a disciplined promotional strategy and diligent inventory control. At Wet Seal, denim and other elements of our bottoms business remained strong. Our tops business and other categories did not meet expectations, especially in the post-holiday period. At Arden B, we maintained tight inventory controls as we identify ways to improve our merchandise offering.”

Ms. McGalla continued, “While our first quarter business is off to a disappointing start, we are aggressively course correcting our tops business to improve our top line sales trends at Wet Seal. We are in the process of adding more fashion and party looks to complement the strength in our jeans, bottoms, and casual sides of our business. At Arden B, among other things, we are focused on near-term opportunities in the bottoms category that, combined with our tops assortment, are beginning to provide more compelling outfitting solutions for our customer.

Ms. McGalla concluded, “We also continue to make progress on strategic initiatives, including establishing more cohesive merchandise assortments and consistent brand messaging, and a heightened focus on customer obsession, which we believe will better position the Company for long term sales and profitability growth.”

For the full year:

•	Net sales were $620.1 million compared to net sales of $581.2 million in fiscal 2010.

•	Consolidated comparable store sales increased 1.2%. Comparable store sales for Wet Seal increased 2% and for Arden B declined 3.4%.

•

Operating income was $25.0 million, or 4.0% of net sales, compared to $25.2 million, or 4.3% of net sales, in fiscal 2010. Operating income for fiscal 2011 included $4.5 million in non-cash fixed asset impairment charges. Operating income for fiscal 2010 included $4.2 million in non-cash fixed asset impairment charges and $1.6 million in charges comprised of transition agreement fees for the Company’s former chief executive officer and professional fees for hiring the Company’s new chief executive officer. Excluding the impact of these charges, operating income would have been $29.5 million, or 4.8% of net sales, in the current year, compared to $31.0 million, or 5.3% of net sales, in the prior year.

•

Net income was $15.1 million, or $0.16 per diluted share, as compared to $12.6 million, or $0.12 per diluted share, in fiscal 2010. Excluding the after-tax effect of the $4.5 million in non-cash asset impairment charges, fiscal 2011 net income would have been $17.8 million, or $0.19 per diluted share. Excluding the after-tax effect of the $1.6 million in CEO transition costs, $2.8 million in interest charges and conversion inducement fees associated with a conversion of the Company’s secured convertible notes (“Notes”) and convertible preferred stock (“Preferred Stock”) into Class A common stock, and the after-tax effect of the $4.2 million of non-cash asset impairment charges, fiscal 2010 net income would have been $18.8 million, or $0.19 per diluted share.

Store Openings and Closings

The Company opened nine and closed one Wet Seal store during the fourth quarter. At January 28, 2012, the Company operated 558 stores in 47 states and Puerto Rico, including 472 Wet Seal stores and 86 Arden B stores.

Capital Expenditures and Depreciation

During 2011, the Company incurred capital expenditures of $26.5 million, of which $23.2 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $4.7 million, associated primarily with new store construction, resulting in net capital expenditures for the year of $21.8 million.

Depreciation in the fourth quarter and full year fiscal 2011 totaled $4.9 million and $19.4 million, respectively.

Income Taxes

The Company incurred a provision for income taxes of $1.1 million for the quarter, for an effective income tax rate of approximately 49%, bringing its effective rate for the fiscal year to 39.8%.

Due to its expected utilization of federal and state net operating loss (“NOL”) carry forwards during fiscal 2011, the Company anticipates cash payment for income taxes for the year will only be 4.9% of pre-tax income, representing the portion of federal and state alternative minimum taxes that cannot be offset by NOLs. The difference between the effective income tax rate and the anticipated cash payment for income taxes is recorded as a non-cash provision for deferred incomes taxes.

First Quarter Fiscal 2012 Guidance

For the first quarter of fiscal 2012, earnings are estimated in the range of $0.02 to $0.04 per diluted share.

The guidance is based on the following major assumptions:

•	Total net sales between $148 million and $150 million versus $156 million in the first quarter of fiscal 2011.

•	Comparable store sales decline in the mid to high single-digits, versus a 7% increase in the prior year first quarter.

•	Gross margin rate between 29.4% and 30.9% of net sales versus 34.3% in the prior year first quarter.

•	SG&A expense between 27.2% and 27.5% of net sales versus 25.5% in the prior year first quarter.

•	Operating income between $2.8 million and $5.5 million versus operating income of $13.3 million in the prior year first quarter.

•	Interest income of less than $100,000 versus interest income of $29,000 in the prior year first quarter.

•	Income tax expense of between $1.1 million and $2.2 million.

For all of fiscal 2012, the Company expects 25 to 30 net store openings at Wet Seal and no net store openings at Arden B. The Company forecasts fiscal 2012 net capital expenditures will be between $33 million and $36 million, of which between $27 million and $28 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

Earnings Conference Call Details

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial (888) 352-6793 and provide ID number 2595244. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through March 29, 2012. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal, Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 25, 2012, the Company operated a total of 552 stores in 47 states and Puerto Rico, including 468 Wet Seal stores and 84 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more Company information, visit www.wetsealinc.com.

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s estimated fiscal 2012 first quarter guidance and full year store growth and capital spending plans, and the anticipated impact of current strategic initiatives on the Company’s long term sales and profitability growth, as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	January 28, 2012	January 29, 2011
ASSETS
Cash and cash equivalents	$157,185	$125,362
Short-term investments	—	50,690
Merchandise inventories	31,834	33,336
Other current assets	6,215	14,592
Deferred taxes	20,133	19,649

Total current assets	215,367	243,629
Net equipment and lease improvements	88,324	88,720
Deferred taxes	23,780	33,255
Other assets	3,062	2,928

Total assets	$330,533	$368,532

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$18,520	$20,455
Accounts payable - other	8,269	11,571
Income taxes payable	—	60
Accrued liabilities	25,096	24,752
Current portion of deferred rent	2,561	3,338

Total current liabilities	54,446	60,176
Deferred rent	33,091	30,900
Other long-term liabilities	1,924	1,763

Total liabilities	89,461	92,839
Total stockholders’ equity	241,072	275,693

Total liabilities and stockholders’ equity	$330,533	$368,532

Exhibit A (Continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	January 28, 2012	January 29, 2011	January 28, 2012	January 29, 2011
Net sales	$163,152	$165,490	$620,097	$581,194
Gross margin	49,560	51,891	195,436	179,907
Selling, general & administrative expenses	44,886	42,780	165,933	150,432
Asset impairment	2,454	1,502	4,503	4,228

Operating income	2,220	7,609	25,000	25,247
Interest (expense) income, net	(6)	68	61	(2,708)

Income before provision for income taxes	2,214	7,677	25,061	22,539
Provision for income taxes	1,091	2,425	9,979	9,969

Net income	$1,123	$5,252	$15,082	$12,570

Weighted average shares, basic	88,057,459	99,583,123	92,713,516	99,255,952
Net income per share, basic (1)	$0.01	$0.05	$0.16	$0.12
Weighted average shares, diluted	88,061,398	99,616,991	92,762,077	99,412,817
Net income per share, diluted (1)	$0.01	$0.05	$0.16	$0.12

(1)	Calculation of the Company’s earnings per share requires the allocation of net income among common shareholders and participating security holders. As a result, the net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $1,092 for the 13 weeks ended January 28, 2012; $14,689 for the 52 weeks ended January 28, 2012; $5,217 for the 13 weeks ended January 29, 2011; and $12,296 for the 52 weeks ended January 29, 2011.

Exhibit A (Continued)

The Wet Seal, Inc.

Consolidated Statements of Cash Flows

(000’s Omitted)

(Unaudited)

	January 28, 2012	January 29, 2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,082	$12,570
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,371	16,813
Amortization of premium on investments	690	300
Amortization of discount on secured convertible notes	—	2,083
Amortization of deferred financing costs	108	162
Amortization of stock payment in lieu of rent	61	97
Adjustment of derivatives to fair value	—	(20)
Interest added to principal of secured convertible notes	—	35
Asset impairment	4,503	4,228
Conversion inducement fee	—	700
Loss on disposal of equipment and leasehold improvements	172	578
Deferred income taxes	8,991	11,849
Stock-based compensation	4,647	1,787
Stock-based compensation tax short falls	(665)	(2,317)
Changes in operating assets and liabilities:
Income taxes receivable	(200)	—
Other receivables	496	(1,189)
Merchandise inventories	1,502	(4,177)
Prepaid expenses and other current assets	8,112	(1,874)
Other non-current assets	(134)	(344)
Accounts payable and accrued liabilities	(2,057)	6,243
Income taxes payable	(60)	13
Deferred rent	1,414	2,676
Other long-term liabilities	(133)	(133)

Net cash provided by operating activities	61,900	50,080

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and leasehold improvements	(26,486)	(30,727)
Investment in marketable securities	—	(51,263)
Proceeds from maturity of marketable securities	50,000	—

Net cash provided by (used in) investing activities	23,514	(81,990)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,071	213
Payment of deferred financing costs	(139)	—
Conversion inducement fee	—	(700)
Repurchase of common stock	(54,523)	(8,205)
Proceeds from exercise of common stock warrants	—	4,271

Net cash used in financing activities	(53,591)	(4,421)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	31,823	(36,331)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	125,362	161,693

CASH AND CASH EQUIVALENTS, END OF YEAR	$157,185	$125,362

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined under applicable accounting standards. E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 52 weeks ended January 28, 2012, and January 29, 2011, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen weeks ended January 28, 2012	Wet Seal	Arden B	Corporate	Total
Net sales	$138,802	$24,350	n/a	$163,152
% of total sales	85%	15%	n/a	100%
Comparable store sales % decrease	(4.6)%	(11.0)%	n/a	(5.5)%
Operating income (loss)	$12,897	$(1,513)	$(9,164)	$2,220
Interest expense, net	—	—	$(6)	$(6)
Income (loss) before provision for income taxes	$12,897	$(1,513)	$(9,170)	$2,214
Depreciation	$4,021	$528	$396	$4,945
Number of stores as of period end	472	86	n/a	558
Sales per square foot	$70	$82	n/a	$71
Square footage as of period end	1,887	266	n/a	2,153

Thirteen weeks ended January 29, 2011	Wet Seal	Arden B	Corporate	Total
Net sales	$138,699	$26,791	n/a	$165,490
% of total sales	84%	16%	n/a	100%
Comparable store sales % increase	1.9%	4.8%	n/a	2.3%
Operating income (loss)	$13,371	$2,352	$(8,114)	$7,609
Interest income, net	—	—	$68	$68
Income (loss) before provision for income taxes	$13,371	$2,352	$(8,046)	$7,677
Depreciation	$3,746	$509	$243	$4,498
Number of stores as of period end	450	83	n/a	533
Sales per square foot	$73	$91	n/a	$75
Square footage as of period end	1,787	256	n/a	2,043

Fifty-two weeks ended January 28, 2012	Wet Seal	Arden B	Corporate	Total
Net sales	$526,105	$93,992	n/a	$620,097
% of total sales	85%	15%	n/a	100%
Comparable store sales % increase (decrease)	2.0%	(3.4)%	n/a	1.2%
Operating income (loss)	$55,661	$1,491	$(32,152)	$25,000
Interest income, net	—	—	$61	$61
Income (loss) before provision for income taxes	$55,661	$1,491	$(32,091)	$25,061
Depreciation	$15,765	$2,099	$1,507	$19,371
Sales per square foot	$271	$327	n/a	$278

Fifty-two weeks ended January 29, 2011	Wet Seal	Arden B	Corporate	Total
Net sales	$486,959	$94,235	n/a	$581,194
% of total sales	84%	16%	n/a	100%
Comparable store sales % increase	0.0%	0.6%	n/a	0.1%
Operating income (loss)	$46,429	$8,384	$(29,566)	$25,247
Interest expense, net	—	—	$(2,708)	$(2,708)
Income (loss) before provision for income taxes	$46,429	$8,384	$(32,274)	$22,539
Depreciation	$14,245	$1,619	$949	$16,813
Sales per square foot	$267	$341	n/a	$276

Exhibit B (Continued)

The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest income or expense, net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results for Q4 2011 and Q4 2010 includes $1.6 million and $1.5 million, respectively, of asset impairment charges. Wet Seal operating segment results for fiscal 2011 and fiscal 2010 includes $2.6 million and $3.6 million, respectively, of asset impairment charges.

Arden B operating segment results for Q4 2011 and Q4 2010 includes $0.9 million and less than $0.1 million, respectively, of asset impairment charges. Arden B operating segment results for fiscal 2011 and fiscal 2010 includes $1.9 million and $0.6 million, respectively, of asset impairment charges.

Corporate expenses for fiscal 2010 includes non-cash interest expense of $2.1 million as a result of accelerated write-off of remaining unamortized debt discount and deferred financing costs upon conversion of Notes and $0.7 million of interest expense for a conversion inducement associated with conversions of Notes and Preferred Stock. Additionally, corporate expenses for Q4 2010 and fiscal 2010 include $0.9 million and $1.6 million, respectively, comprised of transition agreement fees for the Company’s former chief executive officer and professional fees for hiring the Company’s new chief executive officer.

Exhibit C

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to operating income, net income and earnings per diluted share excluding the effect of certain charges, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13 and 52 week periods ended January 28, 2012, and January 29, 2011 (in millions, except for earnings per diluted share):

	13 Weeks Ended January 28, 2012			13 Weeks Ended January 29, 2011
	Operating Income	Net Income	Earnings Per Diluted Share	Operating Income	Net Income	Earnings Per Diluted Share
Financial measure before certain charges (non-GAAP)	$4.7	$2.6	$0.03	$10.0	$6.7	$0.07
Charges:
CEO transition costs, net of applicable income taxes	—	—	—	(0.9)	(0.5)	(0.01)
Non-cash asset impairment charges, net of applicable income taxes	(2.5)	(1.5)	(0.02)	(1.5)	(0.9)	(0.01)

GAAP financial measure	$2.2	$1.1	$0.01	$7.6	$5.3	$0.05

	52 Weeks Ended January 28, 2012			52 Weeks Ended January 29, 2011
	Operating Income	Net Income	Earnings Per Diluted Share	Operating Income	Net Income	Earnings Per Diluted Share
Financial measure before certain charges (non-GAAP)	$29.5	$17.8	$0.19	$31.0	$18.8	$0.19
Charges:
CEO transition costs, net of applicable income taxes	—	—	—	(1.6)	(0.9)	(0.01)
Non-cash asset impairment charges, net of applicable income taxes	(4.5)	(2.7)	(0.03)	(4.2)	(2.5)	(0.03)
Interest expense on conversion of Notes and Preferred Stock	—	—	—	—	(2.8)	(0.03)

GAAP financial measure	$25.0	$15.1	$0.16	$25.2	$12.6	$0.12

During fiscal 2010, the Company incurred significant professional and other fees to recruit a new chief executive officer and to ensure a smooth transition to new leadership during a several-month period after the former CEO’s contract had expired but a new CEO had not yet been identified. Given the unique nature and substantial amount of these charges, the Company believes presentation of historical financial information excluding these charges to be beneficial to its investors.

From time to time, the Company determines the carrying values of certain of its long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal period in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.

The complexity and volatility of the accounting and financial reporting for the Company’s Notes was a major focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the Notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended January 29, 2011. Management occasionally presents certain historic financial information that excludes charges for the ratable write-off of unamortized debt discounts, deferred financing costs and accrued interest when Notes are converted. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.